TheStreet and Jim Cramer Strike New 3-Year Deal

New Success-based Compensation Package Directly Linked to Sales of the Company’s Action Alerts PLUS Subscription Service and Share Price Performance

NEW YORK, December 13, 2010 -- TheStreet.com, Inc. (Nasdaq:TSCM - News), a leading digital financial media company, today announced that the Company and founder and contributor Jim Cramer have entered into a new 3-year agreement.  This new agreement, which commences January 1, 2011, provides Mr. Cramer with a royalty based on the revenue derived from the Company’s Action Alerts PLUS subscription service which he authors, in lieu of a base salary and bonus.  As with the prior contract, Mr. Cramer also will receive a grant of restricted stock units, which will vest over three years, subject to acceleration or forfeiture under various circumstances.

Daryl Otte, CEO of TheStreet, commented, “We are pleased to extend our relationship with Jim under terms that even more closely align our mutual interests in the success of the Action Alerts PLUS service and our share price.  The new arrangement will result in lower overall expense to the Company at current revenue levels for the service, while providing Jim with the opportunity for unlimited upside, in a way that would benefit both him and the Company.  While we have diversified TheStreet considerably over the recent years – establishing it as a trusted destination for actionable investing ideas and business and financial news and commentary, all created by a team of almost 200 on-staff editors, professional analysts, journalists and hand-selected outside contributors – Jim remains an important contributor.

“As our founder and our longest-standing senior contributor, Jim has been both a guiding voice for the Company and its largest supporter for almost 15 years.  Our new arrangement, with its significant reduction in fixed expenses, is the latest example of exemplary support Jim has shown for the Company – from delaying salary raises he was entitled to under the expiring contract, to the active purchase of Company shares in the open market earlier this year.  We appreciate this support and are pleased to have him on board as we continue to further the mission Jim introduced in the Internet’s earliest days, when he pioneered digital vertical media for the financial sector in the mid-1990s,” said Mr. Otte.

Mr. Cramer commented, “TheStreet has become a beacon of investment ideas, news and commentary for a wide range of market participants and is a leader in the digital vertical media business.  The Company has a long history of dual revenue sources, from advertising and subscriptions, which even today remains a rarity in digital media.  I am proud of the important role the Company I co-founded plays and believe strongly in our management’s ability to introduce a differentiated experience that delivers on the Company’s brand promise.  I’m pleased to sign up for another three years of service with the Company, to author the Action Alerts PLUS service I feel so passionately about, and to assist the Company as it continues to launch and grow great new products.  Action Alerts PLUS is the only product I know of where a professional money manager plays with an open hand:  I tell our subscribers what trades I’m going to make – buy or sell – with the real funds of my charitable trust, before I make the trade.  The portfolio in my charitable trust (100% of the profits will go to charity) has consistently beaten the S&P 500 since its inception nine years ago.  This unique product rises above the cacophony of the investment newsletters available for the public.

“Given the length of this new contract and my current plans for the way I plan to spend my time beyond that, I expect that this will be the last long-term agreement between me and the Company.  Although I’d expect to continue participating in the Company’s success beyond that in some manner, I’ve made this decision now as I want to be mindful to set the stage for a transition far enough out into the future that ensures the business will be well prepared to continue, from a position of strength, beyond my involvement,” said Mr. Cramer.

About TheStreet

TheStreet is a leading digital financial media company that distributes its content through online and mobile channels. The Company's network includes the following properties: TheStreet, RealMoney, Stockpickr, BankingMyWay, MainStreet and Rate-Watch. For more information and to get stock quotes and business news, visit TheStreet.com or through a mobile device at TheStreet.mobi.

Contact:

Darren Brandt
On behalf of TheStreet
212 446 1861
dbrandt@sloanepr.com